Exhibit 99.1

    Dick Poladian is Elected to California Pizza Kitchen Board of Directors

     LOS ANGELES--(BUSINESS WIRE)--Oct. 1, 2004--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today announced the appointment of Dick Poladian to its Board of Directors. Los Angeles based California Pizza Kitchen is a leading casual dining chain specializing in premium pizzas, pastas and salads.
     Mr. Poladian currently serves as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe Enterprises where he is responsible for all aspects of finance and administration, including compensation and benefits, human resources, information technology, legal risk management, tax and construction.
     Prior to serving in his current position with Lowe Enterprises, Mr. Poladian was with Arthur Andersen from 1974-2002. He last served as Global Management Partner where he was responsible for all services to one of Andersen's Global 1000 clients.
     "We are pleased to have such a well respected, successful business person and leader in the community serve on our Board of Directors," said Rick Rosenfield, Co-CEO, Co-Founder and Co-Chairman of California Pizza Kitchen.
     Mr. Poladian is committed to serving the community and his involvement is quite extensive. He was past Chairman and is currently a Board Member of the YMCA of Metropolitan Los Angeles, a former Trustee and Vice Chairman of the Board of Loyola Marymount University, a past Chairman and current Board Member of the Los Angeles Area Chamber of Commerce, a Board Member of USC School of Public Policy, Planning and Development, and a Trustee of Autry Museum of Western Heritage.

     California Pizza Kitchen, Inc., founded in 1985 by attorneys Larry Flax and Rick Rosenfield, is a leading casual dining chain in the premium pizza segment. The company's full service restaurants feature an imaginative line of innovative hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.84. The chain operates, licenses or franchises 169 restaurants of which 140 are company-owned and 29 operate under franchise or license agreements. For more information on CPK, please visit www.cpk.com.

     CONTACT: California Pizza Kitchen, Inc.
              Sarah Goldsmith Grover, 310-342-5000